Exhibit 1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors Kingsway Financial Services Inc.

We consent to the inclusion in this annual report on Form 40-F of:

•
our auditors' report dated March 27, 2009 on the consolidated balance sheets of Kingsway Financial Services Inc. (“the Company”) as at December 31, 2008 and December 31, 2007 and the consolidated statements of operations, changes in shareholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008.

•	Our Report of Independent Registered Public Accounting Firm dated March 27, 2009 on the Company’s internal control over financial reporting as of December 31, 2008 each of which is contained in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2008.

/s/ KPMG LLP
Toronto, Canada
March 27, 2009

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